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Exhibit (d)-(5)

EXECUTION VERSION

LIMITED GUARANTEE

        LIMITED GUARANTEE, dated as of April 25, 2017 (this "Limited Guarantee"), by Canada Pension Plan Investment Board, a crown corporation established under the Canada Pension Plan Investment Board Act by the Government of Canada (the "Guarantor"), in favor of Nord Anglia Education, Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the "Guaranteed Party").

        1.    GUARANTEE.

        (a)   To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "Merger Agreement"), among the Guaranteed Party, Bach Finance Limited ("Parent") and Bach Acquisitions Limited ("Merger Sub"), pursuant to which Merger Sub will merge with and into the Guaranteed Party (the "Merger"), with the Guaranteed Party continuing as the surviving corporation in the Merger and a wholly-owned Subsidiary of Parent, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual discharge and performance when due of 61.85% (the "Guaranteed Percentage") of the payment obligations of Parent with respect to all of (i) the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement, (ii) the reimbursement of certain costs and expenses incurred or accrued by the Guaranteed Party pursuant to Section 8.06(d) of the Merger Agreement and (iii) the reimbursement and indemnification obligations of Parent in connection with the arrangement of the Debt Financing and/or any Alternative Debt Financing pursuant to Section 6.07(c) of the Merger Agreement, in each case of clauses (i) through (iii), if and to the extent those obligations become payable under the Merger Agreement, subject to the terms and limitations of Section 8.06(f) of the Merger Agreement (the "Obligations"); provided that in no event shall the Guarantor's aggregate liability under this Limited Guarantee exceed US$86,794,589.00 less any amount actually paid by or on behalf of Parent to the Guaranteed Party in respect of the Obligations (the "Cap"), it being understood that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Cap (and to the provisions of Section 8 and Section 9). The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay to any person under, in respect of, or in connection with, this Limited Guarantee, an amount in excess of the Cap or the Guaranteed Percentage of the Obligations, and that the Guarantor shall not have any obligation or liability to the Guaranteed Party relating to, arising out of or in connection with, this Limited Guarantee or the Merger Agreement other than as expressly set forth herein. The Guaranteed Party further acknowledges that in the event that Parent has satisfied a portion but not all of the Obligations, payment of the Guaranteed Percentage of the unsatisfied Obligations by the Guarantor (or by any other person, including Parent or Merger Sub, on behalf of the Guarantor) shall constitute satisfaction in full of the Guarantor's obligation to the Guaranteed Party with respect thereto. This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States or other currencies as otherwise agreed by the parties hereto, in immediately available funds. Concurrently with the delivery of this Limited Guarantee, each of the entities set forth on Schedule A (collectively, the "Other Guarantors") is also entering into a separate limited guarantee substantially identical to this Limited Guarantee (collectively, the "Other Guarantees") with the Guaranteed Party. Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided herein.

        (b)   All payments made by the Guarantor pursuant to this Limited Guarantee shall be free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If Parent fails to pay or cause to be paid the Guaranteed Percentage of any Obligation as and when due pursuant to the

Merger Agreement, subject to the other relevant terms and limitations of the Merger Agreement, then the Guarantor's liabilities to the Guaranteed Party hereunder in respect of such Obligation shall become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party's option, and so long as Parent remains in breach of such Obligation, take any and all actions available hereunder to collect such Guaranteed Percentage of such Obligation from the Guarantor, subject to the Cap. The Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance on this Limited Guarantee.

        (c)   The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder against the Guarantor, which amounts, if paid, will be in addition to the Obligations, if (i) the Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that the Guarantor is required to make such payment hereunder.

        (d)   In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the unsatisfied amount of the Guarantor's Guaranteed Percentage of the Obligations (subject to the Cap), regardless of whether an action is brought against Parent, Merger Sub, any Other Guarantor or any other person or whether Parent, Merger Sub, any Other Guarantor or any other person is joined in any such action or actions.

        2.    NATURE OF GUARANTEE.

The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor's obligations hereunder. Subject to the terms hereof, the Guarantor's liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to its Guaranteed Percentage of the Obligations (subject to the Cap) as if such payment had not been made by the Guarantor. This Limited Guarantee is an unconditional guarantee of payment and not of collection. This Limited Guarantee is a primary obligation of the Guarantor and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub or any other person first before proceeding against the Guarantor hereunder.

        3.    CHANGES IN OBLIGATIONS; CERTAIN WAIVERS.

        (a)   The Guarantor agrees that the Guaranteed Party may, in its sole direction, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent, Merger Sub and/or with any other person interested in the Transactions. for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent or Merger Sub without in any way impairing or affecting the Guarantor's obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. The Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, any Other Guarantor or any other person interested in the Transactions, (ii) any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with the Obligations (in each case, except in the event of any amendment to the circumstances under which the Obligations are payable), (iii) any addition, substitution, legal or equitable discharge or release (other than a discharge or release as a result of payment in full of the Guaranteed Percentage of the Obligations by or on behalf of the Guarantor in accordance with their terms, a discharge or release of Parent and/or Merger Sub with respect to the Obligations under the Merger Agreement, or as a result of defenses to the payment of the Obligations that would be available to Parent and/or Merger Sub under the Merger Agreement) of any person now or hereafter liable with respect to any of the Obligations or otherwise interested in the Transactions, (iv) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other person now or hereafter liable with respect to any of the Obligations or otherwise interested in the Transactions (including any Other Guarantor), (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person now or hereafter liable with respect to any of the Obligations or otherwise interested in the Transactions (including any Other Guarantor), (vi) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent or Merger Sub or the Guaranteed Party or any Other Guarantor, whether in connection with the Obligations or otherwise, (vii) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligations or (viii) any other act or omission that may in any manner or to any extent operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of, and to the extent of, payment of the Obligations in accordance with the terms of the Merger Agreement or as a result of defenses to the payment of the Obligations that would be available to Parent or Merger Sub under the Merger Agreement).

        (b)   To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any of the Obligations incurred and all other notices of any kind (other than notices to Parent and/or Merger Sub pursuant to the Merger Agreement or this Limited Guarantee), all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other person interested in the Transactions (including any Other Guarantor), and all suretyship defenses generally (other than defenses to the payment of the Obligations that are available to Parent and/or Merger Sub under the Merger Agreement or a breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

        (c)   The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and its Affiliates not to institute, directly or indirectly, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement, the Transactions or the Equity Commitment Letter between the Guarantor and Parent (the "Equity Commitment Letter" and, together with the LP1 Equity Commitment Letter (as defined in the Equity Commitment Letter), the LP2 Equity Commitment Letter (as defined in the Equity Commitment Letter) and the Co-Invest Equity Commitment Letter (as defined in the Equity Commitment Letter), collectively, the "Equity Commitment Letters"), against the Guarantor or any Non-Recourse Party (as defined below), except for (i) claims against the Guarantor under this Limited Guarantee (subject to the limitations described herein) and against each Other Guarantor under its Other Guarantee (subject to the limitations described therein) and (ii) any other Retained Claim (as defined below) against the Guarantor, any Other Guarantor or any other

Non-Recourse Party that is, and solely to the extent, permitted to be asserted against the Guarantor, such Other Guarantor or such other Non-Recourse Party, as applicable, in accordance with Section 9. The Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and its Affiliates not to institute, directly or indirectly, any proceeding asserting or assert as a defense in any proceeding, subject to clause (ii) of the last sentence of clause (d) hereof, that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

        (d)   The Guarantor hereby unconditionally and irrevocably waives and agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Merger Sub or any Other Guarantor that arise from the existence, payment, performance, or enforcement of the Guarantor's obligations under or in respect of this Limited Guarantee (subject to the Cap) or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or any Other Guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including the right to take or receive from Parent, Merger Sub or any Other Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Percentage of the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Guaranteed Percentage of the Obligations and all other amounts payable under this Limited Guarantee (subject to the Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, whether matured or unmatured, or to be held as collateral for the Guaranteed Percentage of the Obligations or other amounts payable under this Limited Guarantee thereafter arising. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that: (i) to the extent Parent and Merger Sub are relieved of any of their obligations with respect to the Parent Termination Fee, the Guarantor shall be similarly relieved of its Guaranteed Percentage of such obligations under this Limited Guarantee, and (ii) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Cap to the extent applicable) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Obligations.

        4.    NO WAIVER; CUMULATIVE RIGHTS.

No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement, the Other Guarantees or the Equity Commitment Letters shall operate as a waiver of any right, remedy or power hereunder or thereunder; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder or under the Merger Agreement, the Other Guarantees or the Equity Commitment Letters preclude any other or future exercise of any right, remedy or power hereunder or thereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party's rights against, Parent, Merger Sub or any other person (including any Other Guarantor) liable for any of the Obligations or otherwise interested in the Transaction prior to proceeding against the Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent, Merger Sub or any other person (including any Other Guarantor) shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party.

        5.    REPRESENTATIONS AND WARRANTIES.

The Guarantor hereby represents and warrants that:

        (a)   it is a crown corporation duly organized and validly existing under the Laws of its jurisdiction of organization;

        (b)   the Guarantor has all corporate power and authority to execute, deliver and perform this Limited Guarantee;

        (c)   the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action on the Guarantor's part and do not contravene any provision of its organizational documents or Law, Order or contractual restriction binding on the Guarantor or its assets or properties;

        (d)   except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guarantor's performance of its obligations hereunder in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with;

        (e)   this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors' rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and

        (f)    (i) the Guarantor is solvent and shall not be rendered insolvent as a result of its execution and delivery of this Limited Guarantee or the performance of its obligations hereunder, and (ii) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor (or its assignee pursuant to Section 6) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8.

        6.    NO ASSIGNMENT.

Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other person (except by operation of Law), in whole or in part, without the prior written consent of the other party hereto; provided, that the Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to (a) any Other Guarantor or any of the Guarantor's affiliated entities (including any Affiliate of the Guarantor, any other investment fund or investment vehicle advised or managed by the Guarantor or any of its Affiliate or any other investment fund or investment vehicle that is a limited partner of the Guarantor or any of its Affiliates) or (b) any other transferee with respect to whom the Guarantor has furnished such information to the Guaranteed Party reasonably satisfactory to the Guaranteed Party for the verification of the identity, good standing and creditworthiness of such transferee; provided, further, that such Other Guarantor or such affiliated entity of the Guarantor or such other transferee has certified in writing to the Guaranteed Party prior to such assignment or delegation that it is capable of (x) making the representations and warranties set forth in Section 5 and (y) performing all of its obligations hereunder; provided, further, that no assignment or delegation shall relieve the Guarantor of any of its obligations or liabilities hereunder. Any purported assignment or delegation in violation of this Section 6 shall be null and void and of no force and effect.

        7.    NOTICES.

All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

  if to the Guarantor:

  Canada Pension Plan Investment Board
  One Queen Street East, Suite 2500
  Toronto, Ontario, Canada M5C 2W5
  Attention: General Counsel
  Facsimile: 1 416 868 8689
  Email: legalnotice@cppib.com

  If to the Guaranteed Party, as provided in the Merger Agreement.

        8.    CONTINUING GUARANTEE.

        (a)   Subject to the last sentence of Section 3(d), this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the earliest to occur of (i) all of the Obligations (subject to the Cap) payable under this Limited Guarantee having been paid in full by the Guarantor, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms by mutual consent of Parent and the Guaranteed Party or under circumstances in which Parent and Merger Sub would not be obligated to pay the Parent Termination Fee under Section 8.06(b) of the Merger Agreement and (iv) ninety (90) days after any termination of the Merger Agreement in accordance with its terms under circumstances in which Parent and Merger Sub would be obligated to pay the Parent Termination Fee under Section 8.06(b) of the Merger Agreement if the Guaranteed Party has not presented a bona fide written claim for payment of any Obligation to the Guarantor by such 90th day; provided that if the Guaranteed Party has presented such claim to the Guarantor by such date, this Limited Guarantee shall terminate upon the date such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 10. The Guarantor shall have no further obligations under this Limited Guarantee following termination in accordance with this Section 8.

        (b)   Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding relating to this Limited Guarantee (i) that the provisions of Section 1 limiting the Guarantor's maximum aggregate liability to the Cap or that the provisions of Sections 8, 9, 10, 13, 14 or the last sentence of Section 3(d) are illegal, invalid or unenforceable in whole or in part, (ii) that the Guarantor is liable in excess of or to a greater extent than the Guaranteed Percentage of the Obligations or the Cap, or (iii) any theory of liability against the Guarantor or any Non-Recourse Parties with respect to the Merger Agreement, the Equity Commitment Letter or the Transactions or the liability of the Guarantor under this Limited Guarantee (as limited by the provisions hereof, including Section 1), other than the Retained Claims (as defined below), then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party, and (z) neither the Guarantor nor any Non-Recourse Parties shall have any liability whatsoever (whether at Law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any of its Affiliates with respect to the Merger Agreement, the Equity Commitment Letter, the Transactions, this Limited Guarantee or any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement (including the Equity Commitment Letters).

        9.    NO RECOURSE.

Notwithstanding anything to the contrary that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party agrees and acknowledges that (a) no person other than the Guarantor (or its successors and assigns of its obligations hereunder) has any obligations hereunder, notwithstanding that the Guarantor is a crown corporation, (b) the Guaranteed Party has no right of recovery under this Limited Guarantee or in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, the obligations of the Guarantor (or its successors and assigns of its obligations hereunder) hereunder or their creation, against, and no personal liability hereunder shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, Affiliates (other than any assignee under Section 6), members, managers, or general or limited partners of any of the Guarantor, Parent, Merger Sub or the Other Guarantors, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than any assignee under Section 6), agent, advisor, or representative of any of the foregoing (each a "Non-Recourse Party"), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited partnership) veil, by or through theories of agency, alter ego, unfairness, undercapitalization or single business enterprise, by or through a claim by or on behalf of Parent and/or Merger Sub against any Non-Recourse Party (including any claim to enforce the Equity Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, and (c) the only rights of recovery and claims that the Guaranteed Party has in respect of the this Limited Guarantee, the Other Limited Guarantee, the Equity Commitment Letters, the Merger Agreement or the Transactions are its rights to recover from, and assert claims against, (i) Parent and Merger Sub and their respective successor and assigns under and to the extent expressly provided in the Merger Agreement, (ii) the Guarantor (but not any Non-Recourse Party) and its successor and assigns of its obligations hereunder under and to the extent expressly provided in this Limited Guarantee (subject to the Cap and the other limitations described herein), (iii) each Other Guarantor and its successor and assigns of its obligations under its Other Guarantee pursuant to and subject to the limitations set forth in such Other Guarantee, (iv) the Guarantor and the Other Guarantors and their respective successors and assigns under the Equity Commitment Letters pursuant to and in accordance with the terms thereof, and (v) any Non-Recourse Party that is a party to, and solely pursuant to the terms of, the Confidentiality Agreements (claims under (i), (ii), (iii), (iv) and (v) collectively, the "Retained Claims"); provided that in the event the Guarantor (or its successor or assign of its obligations hereunder) (A) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the aggregate sum of the Guarantor's (or its successor's or assign's) remaining net assets plus uncalled capital is less than the Cap, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if the Guarantor fails to satisfy its obligations hereunder and only to the extent of the liability of the Guarantor hereunder. The Guaranteed Party acknowledges the separate corporate existence of Parent and Merger Sub and acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. The Retained Claims shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Other Limited Guarantee, the Merger Agreement, the Equity Commitment Letters or the Transactions, including by piercing of the corporate veil, or by a claim by or on behalf of Parent or Merger Sub. To the fullest extent permitted by Law, the Guaranteed Party, on behalf of itself and its Affiliates, hereby releases, remises and forever discharges all claims (other than Retained Claims) that the Guaranteed Party or any of its Affiliates and has had, now has or might in the future have against the Guarantor or any Non-Recourse Party arising in any way under, in connection with or in any manner related to this Limited Guarantee, the Other Limited Guarantee, the Merger Agreement, the Equity Commitment Letters or the Transactions. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any person other than the Guaranteed Party (including any person acting in a representative capacity) any rights or remedies against any person including the Guarantor, except as expressly set forth herein.

        10.    GOVERNING LAW; DISPUTE RESOLUTION.

        (a)   This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction other than the State of New York.

        (b)   Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre ("HKIAC") and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 10(b). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an "Arbitrator"). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree to the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

        (c)   Notwithstanding the foregoing, the parties hereto consent to and agree that in addition to any recourse to arbitration as set out in Section 10(b), any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 10(c) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 10(b) in any way.

        11.    COUNTERPARTS.

This Limited Guarantee may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or facsimile), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

        12.    NO THIRD PARTY BENEFICIARIES.

Except as provided in Section 9, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

        13.    CONFIDENTIALITY.

This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor and the Guaranteed Party; provided that (a) the parties may, without such written consent, disclose the existence and content of this Limited Guarantee to the extent required by Law, the applicable rules of any national securities exchange, in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the other Transactions as permitted by or provided in the Merger Agreement, (b) the Guaranteed Party may disclose this Limited Guarantee to any of its Representatives who are subject to the confidentiality obligations set forth herein, and (c) the Guarantor may disclose this Limited Guarantee to any Non-Recourse Party that needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations set forth herein.

        14.    MISCELLANEOUS.

        (a)   This Limited Guarantee, together with the Merger Agreement (and any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder, including the Share Sale and Support Agreement, the Equity Commitment Letters, the Other Guarantees, the Confidentiality Agreements, and the Interim Investors Agreement), contains the entire agreement between the parties relative to the subject matter hereof and supersedes all prior agreements and undertakings between the parties with respect to the subject matter hereof.

        (b)   No modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any term or provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap to the extent applicable and the provisions of Sections 8 and 9 and this Section 14(b).

        (c)   The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee. When a reference is made in this Limited Guarantee to a Section, such reference shall be to a Section of this Limited Guarantee unless otherwise indicated. The word "including" and words of similar import when used in this Limited Guarantee will mean "including, without limitation," unless otherwise specified.

        (d)   Each of the parties hereto acknowledges that each party and its respective counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has executed and delivered this Limited Guarantee as of the date first written above by its director or officer thereunto duly authorized.

GUARANTOR
Canada Pension Plan Investment Board
By:	/s/ Pierre Lavallee
	Name:	Pierre Lavallee
	Title:	Senior Managing Director & Global Head of Investment Partnerships
By:	/s/ Jim Fasano
	Name:	Jim Fasano
	Title:	Managing Director, Head of Funds, Secondaries & Co-Investments

[SIGNATURE PAGE TO LIMITED GUARANTEE]

IN WITNESS WHEREOF, the Guaranteed Party has executed and delivered this Limited Guarantee as of the date first written above by its director or officer thereunto duly authorized.

GUARANTEED PARTY
NORD ANGLIA EDUCATION, INC.
By:	/s/ Andrew Fitzmaurice
	Name:	Andrew Fitzmaurice
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO LIMITED GUARANTEE]

SCHEDULE A
Other Guarantors

The Baring Asia Private Equity Fund VI, L.P.1
The Baring Asia Private Equity Fund VI, L.P.2
The Baring Asia Private Equity Fund VI Co-investment L.P.

QuickLinks

  Exhibit (d)-(5)
  EXECUTION VERSION
LIMITED GUARANTEE